Exhibit 15.9
CONSENT OF QUALIFIED PERSON

Re:     Form 20-F of ArcelorMittal S.A. (the "Company")

SLR Consulting (Canada) Ltd. ("SLR"), in connection with the Company's Annual Report on Form 20-F for the year ended December 31, 2023 (the "2023 20-F"):
a.certifies that we have supervised and validated the preparation of the Mineral Resource and Mineral Reserve estimates for the Las Truchas Mine and San José Mine, in Mexico;

b.consents to the use of and references to our name, including our status as an expert or "qualified
person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and         Exchange Commission), in connection with the 2023 20-F and Mineral Resource and Mineral Reserve estimates for the Las Truchas Mine and San José Mine; and

c.consents to the incorporation by reference of the 2023 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-256031 on Form F-3 (and any amendments or supplements thereto).

SLR is responsible for authoring, and this consent pertains to, the December 31, 2023 Mineral Resource and Mineral Reserve estimates for the Las Truchas Mine and San José Mine. SLR certifies that it has read the 2023 20-F and that it fairly and accurately represents the Mineral Resource and Mineral Reserve estimates for the Las Truchas Mine and San José Mine.

Dated: February 6, 2024

SLR Consulting (Canada) Ltd.
Per:

/s/ Jason J. Cox
Jason J. Cox, P.Eng.
Global Technical Director - Canada Mining Advisory